Exhibit 10.1

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This Amended and Restated Employment Agreement (this “Agreement”) made and entered into this 16th day of January, 2019, by and between Fiserv, Inc., a Wisconsin corporation (the “Company”), and Frank Bisignano (the “Executive”).

WITNESSETH:

WHEREAS, the Executive is currently the Chairman and Chief Executive Officer of First Data Corporation, a Delaware Corporation (the “Target”) pursuant to that certain Employment Agreement, dated as of September 18, 2015, by and between the Target and the Executive (the “Prior Agreement”);

WHEREAS, the Company and the Target have entered into that certain Agreement and Plan of Merger, dated as of January 16, 2019 (as amended or modified from time to time, the “Merger Agreement”), pursuant to which, among other things, the Target will become a wholly owned subsidiary of the Company (the “Transaction”);

WHEREAS, subject to and conditioned upon the occurrence of the “Effective Time” (as defined in the Merger Agreement), the Executive and the Company desire to amend and restate the Prior Agreement; and

WHEREAS, upon and following the Effective Time, the Company wishes to employ the Executive pursuant to the terms and conditions set forth in this Agreement, and the Executive desires to become so employed.

NOW THEREFORE, in consideration of the mutual covenants hereinafter set forth, the parties agree that, effective as of the Effective Time, the Prior Agreement shall be amended and restated in its entirety as follows:

1.	Term of Employment.

1.1    The Executive shall commence employment with the Company at the Effective Time (the “Employment Date”).

1.2    Commencing on the Employment Date, the Company agrees to employ the Executive, and the Executive agrees to accept such continued employment and serve the Company, in such capacities, with such duties and authority, for such period, at such level of compensation and with such benefits, and upon such other terms and subject to such other conditions, as are hereinafter set forth. The term of Executive’s employment shall commence on the Employment Date, and end on the second (2nd) anniversary thereof, subject to earlier termination or further renewal as provided in this Agreement (the “Term of Employment”).

1.3    Renewal. Executive’s Term of Employment shall automatically renew for subsequent one (1) year periods, subject to the terms of this Agreement, unless either party gives written notice 90 days or more prior to the expiration of the then existing Term of Employment of Executive’s or the Company’s decision not to renew. A decision by the Company not to renew other than as a result of Executive’s death or Disability (as defined below), and other than in circumstances which would give rise to a termination for Cause (as defined below), shall be treated as a Termination by the Company without Cause and so governed by Paragraph 6.3.5 below. A decision by the Executive not to renew, other than for Good Reason (as defined below), shall be treated as a Voluntary Resignation, and so governed by the provisions of Paragraph 6.3.4 below.

1.4    Effectiveness. The effectiveness of this Agreement is expressly subject to, and conditioned upon, the occurrence of the Transaction. This Agreement shall automatically terminate and be null and void ab initio if the Merger Agreement is terminated in accordance with its terms, or your employment with the Target terminates for any reason prior to the Employment Date, and none of the Company, the Executive, nor any other person or entity shall have any liability hereunder if the Effective Time does not occur for any reason.

2.	Capacities, Duties and Authority.

2.1    During the Term of Employment, the Executive shall serve as the Company’s President and Chief Operating Officer. The Executive shall report directly to the Company’s Chief Executive Officer and shall have such duties, functions, and responsibilities as contemplated by the Company’s by-laws and as the Chief Executive Officer and the Company’s Board of Directors (the “Board”) shall designate, provided, that such duties, functions, and responsibilities are commensurate with the Executive’s positions of President and Chief Operating Officer.

2.2    The Executive shall serve the Company faithfully, conscientiously, and to the best of the Executive’s ability and shall promote the interests and reputation of the Company. Unless prevented by sickness or Disability or during a period of vacation or other approved leave of absence, the Executive shall devote substantially all of the Executive’s time, attention, knowledge, energy, and skills, during normal working hours, and at such other times as the Executive’s duties may reasonably require, to the duties of the Executive’s employment; provided, however, that it shall not be a breach of this Agreement for the Executive to manage his own private financial investments or to serve on civic or charitable boards, to continue to serve on the corporate boards on which Executive serves as of the Employment Date or to be a member of the board of directors of other companies which do not compete with the Company, so long as such directorships have been expressly disclosed to, and approved by, the Board, and provided, further, that all such activities do not materially interfere with the Executive’s performance of his duties hereunder, cause harm or concern to the Company’s operations, profitability or reputation, or otherwise violate this Agreement.

2.3    As of the Employment Date, the Executive shall be appointed as a member of the Board. Following the Employment Date, the Company shall designate and nominate the Executive for election by the Company’s shareholders to the Board in accordance with Article IX, Section 2(a) of the Company’s By-Laws, as amended in connection with the Transaction.

2.4    The Executive represents and warrants that he is not a party to, or otherwise bound by, any agreement, covenant, or other restriction that would in any way conflict with or limit his ability to perform his duties hereunder.

3.	Compensation.

3.1    The Executive shall be paid a base salary at the annual rate of $1,320,000, payable semi-monthly and otherwise in accordance with the regular payroll practices of the Company. At least annually, during the Term of Employment, the Company’s Compensation Committee shall consider and appraise the contributions of the Executive to the Company, at such time as the contributions of other senior executives of the Company and adjustments to base compensation are considered or made, and due consideration shall be given to the upward adjustment of the Executive’s annual base salary, which evaluation and adjustment to base compensation shall be done at such time as the salaries of the other senior executives of the Company are evaluated. During the Term of Employment, Executive’s base salary shall not be decreased.

3.2    Incentive Compensation. Each year during the Term of Employment, the Executive’s total annual target compensation, consisting of the Executive’s annual base salary, target annual bonus opportunity, and annual long-term equity awards granted under the Plan (as defined below), shall be targeted between $10,000,000 and $15,000,000 (the “Total Target Compensation”) in the aggregate for each such year (which Total Target Compensation, for the avoidance of doubt, shall not take into account the Initial Grant, the Prior Awards, or the CIC Payment, each as defined below); provided, however, in respect of any year during the Term of Employment, in no event shall the Executive be granted annual long-term equity awards with an aggregate grant date fair value of less than (i) $10,000,000 minus (ii) the base salary paid in respect of such year and any cash bonus paid in respect of such year (in each case, inclusive of any amounts electively deferred by Executive), provided, further that the amount of such minimum grant shall be equitably adjusted downward to account for any partial years worked (such that the amount in (i) would be $5,000,000 if the Executive were employed by the Company from January 1 to June 30 of a calendar year). Consistent with the foregoing, the Board (or the Company’s Compensation Committee) shall annually award to the Executive an annual cash incentive bonus opportunity and long-term equity incentive grant at the same time and on consistent terms as such bonuses and grants are awarded to other similarly situated senior executive officers of the Company.

3.3    Equity and Long-Term Grants. The Executive shall receive from the Company equity and long-term grants as follows:

3.3.1    Immediately following the Employment Date, the Executive shall receive from the Company an initial equity grant (the “Initial Grant”), allocated as follows: (i) the Executive shall receive an initial grant of restricted stock units with a grant date fair value of $15,000,000, which will vest over a three (3) year period, in equal installments on each of the first three (3) anniversaries of the Employment Date, based solely on the Executive’s continued employment with the Company on each such vesting date, and (ii) the Executive shall receive an initial grant of performance stock units with a target value of $15,000,000, which will vest based on the achievement of performance goals and the Executive’s continued employment over the three (3) year period following the Employment Date, with such goals to be established by the Board, consistent with those applicable to other similarly situated senior executive officers of the Company, including the Company’s Chief Executive Officer; provided, that the senior management team of the Company (including the Executive) shall have an opportunity to make recommendations to the Board regarding applicable performance metrics. The Initial Grant shall be subject to any acceleration of vesting as provided in this Agreement.

3.3.2    The grants set forth in Paragraph 3.3.1 shall be made under the Company’s Amended and Restated 2007 Omnibus Incentive Plan or any successor plan thereto (the “Plan”) and evidenced by award agreements substantially in the form provided to similarly situated senior executive officers of the Company.

3.3.3    Waiver of Single Trigger Vesting. The Executive hereby waives any accelerated vesting of outstanding equity and equity-based awards, including stock options and shares of restricted stock, granted under the 2007 Stock Incentive Plan for Key Employees of First Data Corporation and its Affiliates or the First Data Corporation 2015 Omnibus Incentive Plan (together, the “Prior Awards”) that would have otherwise occurred solely as a result of the consummation of the Transaction. The Prior Awards will be subject to the provisions of Section 1.8 of the Merger Agreement and continue to vest in accordance with their existing terms and Section 1.8 of the Merger Agreement, subject to (x) the Executive’s continued employment on the applicable vesting dates, (y) any acceleration of vesting as provided in this Agreement, and (z) the Executive’s waiver described in the foregoing sentence. The Target is an express third-party beneficiary of this Section 3.3.3, entitled to enforce it in accordance with its terms.

3.3.4    Cash CIC Payment. The Company shall pay to the Executive a one-time cash change in control payment in an aggregate amount of $9,500,000, payable in a single lump sum on the Employment Date (the “CIC Payment”).

3.4    The Executive shall be entitled to take annual vacation without loss or diminution of compensation, not exceeding five (5) weeks, such vacation to be taken at such time or times, and as a whole or in increments, as the Executive shall elect, consistent with the reasonable needs of the Company’s business and such vacation policies as may be established by the Board. The Executive shall further be entitled to the number of paid holidays, and leaves for illness or temporary disability in accordance with the policies of the Company for its senior executives, as the Company may amend or terminate such policies from time to time in its sole discretion.

4.	Employee Benefit Programs.

4.1    During the Term of Employment, the Executive shall be eligible to participate in and shall have the benefit of all the Company’s group medical, dental, and vision plans and programs, group life and disability insurance plans, the Company’s 401(k) plan, and other employee benefit plans and standard benefits as are or may be generally made available to senior executives of the Company.

4.2    The Executive shall be entitled to receive such executive perquisites, fringe, and other benefits as are provided to senior executives of the Company and their families generally under any of the Company’s plans and/or programs in effect from time to time and such other benefits as are customarily available to executives of the Company and their families. In addition, the Executive shall be provided with the following perquisites: (i) travel on a private aircraft when the Executive travels on business on behalf of the Company, (ii) reasonable non-exclusive use of the Company’s private aircraft for personal travel for the Executive and his spouse (any income from which shall be imputed to the Executive at

Standard Industry Fare Level rates in accordance with Treasury Regulation Section 1.61-21(g)(5)), (iii) use of a car and driver, and (iv) financial planning. The Company shall additionally provide the Executive with payments equal to the amount, on an after-tax basis, of any federal, state, or local taxes imposed on the Executive as a result of receiving the foregoing perquisites, such payments to be made no later than thirty (30) days after the end of the taxable year following the taxable year in which the perquisites to which they relate were received by the Executive. The Target may purchase a policy or policies prior to the Effective Time (and if so purchased, the Target shall maintain pursuant to its or their terms) to provide Executive with the “Retiree Benefits,” as defined in Section 9(a)(i)(B) of the Prior Agreement, following a termination of employment for any reason other than for Cause, and continuing until the Executive’s death or the date that the Executive is eligible for reasonably comparable health insurance from a subsequent employer.

4.3    Except as otherwise expressly provided in this Agreement, nothing in this Section 4 shall be construed to require the Company to establish, maintain, or continue any compensation or benefit plan, program, or arrangement.

4.4    Except as otherwise expressly provided by their terms, such compensation or benefit plans, programs, or arrangements are subject to modification or termination by the Company at any time.

5.	Change in Control of the Company.

5.1    Simultaneous with his execution of this Agreement, Executive will execute a Key Executive Employment and Severance Agreement (the “KEESA”). In the event of a “Change in Control of the Company,” as defined under the KEESA, during the Term of Employment, the Executive shall be entitled to the benefits of the KEESA, provided that if the benefits under the KEESA are duplicative of benefits provided under this Agreement, the Executive shall receive only the most favorable benefits (determined on a benefit-by-benefit basis) under the KEESA and this Agreement (it being understood that a benefit that is provided under one agreement and not the other shall be deemed the “most favorable” for these purposes).

6.	Termination of Employment.

6.1    The Executive’s employment hereunder shall terminate:

6.1.1    upon the death of the Executive;

6.1.2    upon the Disability (as defined below) of the Executive, effective upon the giving of a written Notice of Termination in accordance with Paragraph 6.2 below, if and only if, during the Term of Employment, as a result of the Executive’s disability due to physical or mental illness or injury (regardless of whether such illness or injury is job-related) which qualifies as a disability under the Company’s long term disability plan (“Disability”), the Executive shall have been absent from the Executive’s duties hereunder on a full-time basis for a period of six consecutive months, and, within thirty days after the Company notifies the Executive in writing that it intends to terminate the Executive’s employment (which notice shall not constitute the Notice of Termination described in Paragraph 6.2), the Executive shall not have returned to the performance of the Executive’s duties hereunder on a full-time basis;

6.1.3    at the option of the Company, and subject to the Executive’s rights to notice and opportunity to cure as set forth in Paragraph 6.2 below, for Cause, effective on a date specified in the Notice of Termination. For purposes of this Agreement, “Cause” shall mean any of the following:

(a)    the Executive’s dishonesty or similar serious misconduct directly related to the performance of Executive’s duties and responsibilities hereunder, which results from a willful act or omission and which is materially injurious to the operations, financial condition or business reputation of the Company;

(b)    the Executive’s conviction of a misdemeanor involving moral turpitude or of a felony;

(c)    Executive’s drug or alcohol abuse which materially impairs the performance of his duties and responsibilities as set forth herein;

(d)    substantial continuing willful and unreasonable inattention to, neglect of, or refusal by Executive to perform Executive’s duties and responsibilities under this Agreement;

(e)    the Executive’s willful or intentional material violation of a material provision of the Company’s Code of Conduct, as it may be amended from time to time, or other material Company policies in effect from time to time; or

(f)    any other willful or intentional material breach or breaches of this Agreement by Executive.

6.1.4    at the option of the Company, for a reason other than death, Disability or Cause, effective upon the giving of a Notice of Termination in accordance with Paragraph 6.2 of this Agreement; provided, however that no such termination may occur prior to the Company’s Chief Executive Officer’s consultation with the independent directors of the Board;

6.1.5    at the option of the Executive, and subject to the Company’s rights to notice and opportunity to cure as set forth in Paragraph 6.2(d) below, for Good Reason. For purposes of this Agreement “Good Reason” shall mean the occurrence at any time of any of the following without the Executive’s prior written consent:

(a)    any breach of this Agreement by the Company, other than an insubstantial and inadvertent failure not occurring in bad faith that the Company remedies promptly after receipt of notice thereof given by the Executive;

(b)    any reduction in the Executive’s base salary, percentage of base salary available as incentive compensation or bonus opportunity;

(c)    the removal of the Executive from, or any failure to reelect or reappoint the Executive to, any of the positions set forth in Paragraph 2.1, except in the event that such removal or failure to reelect or reappoint relates to the termination by the Company of the Executive’s employment for Cause or by reason of Disability;

(d)    a good faith determination by the Executive that there has been a material adverse change, without the Executive’s written consent, in the Executive’s working conditions or status with the Company, including but not limited to (A) a significant change in the nature or scope of the Executive’s authority, powers, functions, duties or responsibilities as contemplated by Section 2, or (B) a significant reduction in the level of support services, staff, secretarial and other assistance, office space and accoutrements, but in each case excluding for this purpose an isolated, insubstantial and inadvertent event not occurring in bad faith that the Company remedies within ten (10) days after receipt of notice thereof given by the Executive;

(e)    the relocation of the Executive’s principal place of employment to a location more than 35 miles from the greater New York, New York metropolitan area; or

(f)    the failure by the Company to obtain an agreement from any successor to the Company to assume this Agreement.

6.1.6    at the option of the Executive, effective thirty (30) days after the giving of written notice to the Company of the exercise of such option for a reason other than Good Reason as set forth in Paragraph 6.1.5, above (“Voluntary Resignation”);

6.1.7    at the option of the Executive for any reason, effective ninety (90) days after the giving of written notice to the Company of the exercise of such option, during the period beginning on the second (2nd) anniversary of the Employment Date and ending six (6) months following such second (2nd) anniversary of the Employment Date (the “Resignation Option”).

6.2    Termination Notice and Procedure. Any termination by the Company or the Executive shall be communicated by a written notice of termination (“Notice of Termination”) to the Executive, if such Notice is given by the Company, and to the Company, if such Notice is given by the Executive, all in accordance with the following procedures:

(a)    if such termination is for Disability, Cause, or Good Reason, the Notice of Termination shall indicate in reasonable detail the facts and circumstances alleged to provide a basis for such termination. No Notice of Termination for Cause shall be delivered unless the Board has made a good faith determination, after providing the Executive with the opportunity to appear before the Board and be heard, that the conduct or acts of the Executive specified in the Notice of Termination occurred and constitute Cause (as defined in Paragraph 6.1.3), and such Notice of Termination provides the Executive with an opportunity to cure such conduct or acts as contemplated by Paragraph 6.2(d), below;

(b)    any Notice of Termination by the Company shall have been approved, prior to the giving thereof to the Executive, by a resolution duly adopted by a majority of the directors of the Company (or any successor corporation) then in office;

(c)    if the Notice of Termination is given by the Executive for Good Reason, the Executive may cease performing his duties hereunder, subject to the Company’s opportunity to cure below. If the Notice of Termination is given by the Company for Cause, then the Executive may cease performing his duties hereunder, subject to the Executive’s opportunity to cure pursuant to Paragraph 6.2(d) below;

(d)    the Executive shall have thirty days, or such longer period as the Company may determine to be appropriate, to cure any conduct or act, if curable, alleged to provide grounds for termination of employment for Cause. The Company shall have thirty days, or such longer period as the Executive may determine to be appropriate, to cure any conduct or act, if curable, alleged to provide grounds for termination of employment for Good Reason; and

(e)    the recipient of any Notice of Termination shall personally deliver or mail in accordance with Paragraph 10.6 below written notice of any dispute relating to such Notice of Termination to the party giving such Notice of Termination within fifteen days after receipt thereof; provided, however, that if the Executive’s conduct or act alleged to provide grounds for termination by the Company for Cause is curable, then such period shall be thirty days. After the expiration of such period, the contents of the Notice of Termination shall become final and not subject to dispute.

6.3    Obligations of the Company upon Termination of Employment.

6.3.1    Death. In the event of the Executive’s death during the Term of Employment, the Term of Employment shall end as of the date of the Executive’s death and his estate and/or beneficiaries, as the case may be, shall receive the following, as soon as practicable (unless otherwise provided herein) following the date of Executive’s death:

(a)    (i) all accrued but unpaid base salary for the time period ending with the date of termination; (ii) reimbursement for any and all monies advanced by Executive for the time period ending with the termination date for all expenses reimbursable by the Company under this Agreement; and (iii) notwithstanding any provision of any bonus or incentive compensation plan applicable to the Executive, but subject to any irrevocable deferral election then in effect, a lump sum amount, in cash, equal to the amount of any bonus or incentive compensation that has been allocated or awarded to the Executive for a fiscal year or other measuring period under the plan that ends prior to the date of termination but has not yet been paid (collectively, “Earned Amounts”);

(b)    such additional benefits, if any, to which the Executive is expressly eligible following the termination of the Executive’s employment on account of death, as may be provided by the then-existing plans, programs, and/or arrangements of the Company; and

(c)    full vesting of all equity and long-term grants and awards (including, without limitation, the Initial Grant and the Prior Awards); provided, that all awards with performance goals or metrics will be deemed achieved at the “target” level (the “Accelerated Equity Vesting”).

6.3.2    Disability. If the Executive’s employment is terminated due to Disability during the Term of Employment, either by the Company or by the Executive, the Term of Employment shall end as of the date of the termination of the Executive’s employment (as provided in Paragraph 6.1.2 of this Agreement) and the Executive shall receive the following, as soon as practicable (unless otherwise provided herein) following the date of termination:

(a)    Earned Amounts;

(b)    such additional benefits, if any, to which the Executive is expressly eligible following the termination of the Executive’s employment on account of Disability, as may be provided by the then-existing plans, programs, and/or arrangements of the Company; and

(c)    the Accelerated Equity Vesting.

6.3.3    Cause. If the Company terminates the Executive’s employment for Cause in accordance with the terms set forth in Paragraph 6.1.3 above, the Term of Employment shall end as of the effective date of termination and the Executive shall receive the following, as soon as practicable (unless otherwise provided herein) following the Executive’s date of termination:

(a)    Earned Amounts; and

(b)    such additional benefits, if any, to which the Executive is expressly eligible following the termination of the Executive’s employment for Cause, as may be provided by the then-existing plans, programs, and/or arrangements of the Company.

6.3.4    Voluntary Resignation. If the Executive terminates his employment by Voluntary Resignation, in accordance with the terms set forth in Paragraph 6.1.6 above, the Term of Employment shall end as of the effective date of termination; and the Executive shall receive the following, as soon as practicable following the Executive’s date of termination:

(a)    Earned Amounts; and

(b)    such additional benefits, if any, to which the Executive is expressly eligible following the termination of the Executive’s employment by Voluntary Resignation, as may be provided by the then-existing plans, programs, and/or arrangements of the Company.

6.3.5    Without Cause, With Good Reason or the Resignation Option. If the Executive’s employment is terminated by the Company (other than for death, Disability, or Cause) in accordance with the terms set forth in Paragraph 6.1.4 above, or is deemed to have been so terminated pursuant to Paragraph 1.3 above, if the Executive terminates his employment with Good Reason in accordance with the terms set forth in Paragraph 6.1.5 above, or if the Executive terminates his employment pursuant to the Resignation Option in accordance with the terms set forth in Paragraph 6.1.7 above, the Term of Employment shall end as of the effective date of termination and the Executive shall receive the following as soon as practicable (unless otherwise provided herein) following the Executive’s date of termination:

(a)    Earned Amounts;

(b)    subject to the Executive’s execution of a Separation Agreement and Release of all claims related to the Executive’s employment or the termination thereof, in a form substantially similar to that used for similarly situated senior executive officers of the Company, within sixty (60) days following termination (the “Release Requirement”): (i) a lump sum cash payment in an amount equal to the sum of (x) five and one-half times the Executive’s then current annual base salary, and (y) a prorated portion of the cash value of the difference of (I) the Total Target Compensation applicable to the calendar year of such termination (which, if the Executive’s Total Target Compensation for an applicable calendar year has not yet been established, shall be deemed to be $10,000,000 for this purpose), less (II) the base salary paid to the Executive in respect of such calendar year, with such proration based on the number of days in such calendar year that the Executive remained employed; (ii) the Accelerated Equity Vesting, as well as the right to exercise any outstanding stock options for not less than one (1) year, following the date of termination of his employment, but in no event longer than ten (10) years from the date of grant, or if earlier, the latest date the option could have been exercised had Executive remained in employment; (iii) reimbursement by the Company to the Executive for any expenses incurred by the Executive for payment of COBRA premiums or other health insurance premiums for two (2) years following the date of termination of his employment, or until the Executive obtains health care coverage through subsequent employment, whichever is earlier; and

(c)    such other benefits, if any, to which the Executive is expressly eligible following the termination of the Executive’s employment by the Company without Cause or by the Executive with Good Reason, as may be provided by the then existing plans, programs, and/or arrangements of the Company (other than any severance payments payable under the terms of any benefit plan).

6.4    Except as expressly provided by Paragraph 6.3, any payment or benefit provided under Paragraph 6.3 hereof shall be in lieu of any other severance, bonus, or other payments, perquisites, or benefits, including any further accruals or vesting thereof, to which the Executive might then or, in the future, be eligible pursuant to this Agreement or any statutory or common law claim. In order to preserve the parties’ respective legal rights in the event of a dispute, the Executive acknowledges and agrees that in the event the parties dispute whether the Executive shall be eligible for a payment hereunder, such payment shall not be deemed to be earned or otherwise vest hereunder until such time as the dispute is determined by a final judgment of a court of competent jurisdiction or otherwise resolved. The foregoing shall not be deemed to prohibit a court of competent jurisdiction from awarding prejudgment interest under circumstances in which it may deem it appropriate to do so.

6.5    The Termination Payment shall be paid to the Executive in cash equivalent on the first day of the seventh month following the month in which the Executive’s Separation from Service occurs (or, if earlier, the date of the Executive’s death), without interest thereon; provided, that, if on the date of the Executive’s Separation from Service, neither the Company nor any other entity that is considered a “service recipient” with respect to the Executive within the meaning of Code Section 409A has any stock which is publicly traded on an established securities market (within the meaning of Treasury Regulation Section 1.897-1(m)) or otherwise, then the Termination Payment shall be paid to the Executive in cash equivalent within ten (10) business days after the Executive’s Separation from Service.

For purposes hereof, the term “Separation from Service” shall have the same meaning as ascribed to such term in the KEESA.

With regard to the benefits described in Paragraph 6.3.5(b)(iii), following the end of the COBRA continuation period, if such benefits are provided under a health plan that is subject to Section 105(h) of the Code, benefits payable under such health plan shall comply with the requirements of Treasury regulation section 1.409A-3(i)(1)(iv) and, if necessary, the Company shall amend such health plan to comply therewith.

7.	Acknowledgements; Confidential Information; Competitive Activities; Non-Solicitation.

7.1    The Executive acknowledges and agrees as follows:

7.1.1    The Company is in the business of providing information management solutions to the financial industry-servicing clients in the United States, and throughout the world.

7.1.2    Since the Company and its subsidiaries (collectively and individually referred to in this Section 7 as the “Fiserv Group Companies”) would suffer irreparable harm if the Executive left the Company’s employ and solicited the business and/or employees of the Fiserv Group Companies, or otherwise interfered with business relationships of the Fiserv Group Companies, it is reasonable to protect the Fiserv Group Companies against such activities by the Executive for a limited period of time after the Executive leaves the Company.

7.1.3    The covenants contained in Paragraphs 7.2, 7.3, and 7.4 below are reasonably necessary for the protection of the Fiserv Group Companies and are reasonably limited with respect to the activities they prohibit, their duration, their geographical scope, and their effect on the Executive and the public. The purpose and effect of the covenants simply are to protect the Fiserv Group Companies for a limited period of time from unfair competition by the Executive.

7.2    For the purposes of this Agreement, all confidential or proprietary information concerning the business and affairs of the Fiserv Group Companies, including, without limitation, all trade secrets, know-how and other information generally retained on a confidential basis by the Fiserv Group Companies concerning their designs, products, methods, know-how, techniques, systems, engineering data, software codes and specifications, formulae, processes, inventions and discoveries, business strategies, sales, marketing and business plans, acquisition prospects and targets, capital expenditure forecasts or plans, investor initiatives, incentive plans, targets or MBOs, business assessments or evaluations, HR assessments or plans, litigation strategies, approaches or theories and settlement plans with regard thereto, organization plans, tax strategies, financial models, public financial disclosure discussions, concerns, approaches or related issues, international market assessments and strategies, pricing, product plans and the identities of, and the nature of the Fiserv Group Companies’ dealings with, their suppliers and customers, whether or not such information shall, in whole or in part, be subject to or capable of being protected by patent, copyright or trademark laws, shall constitute “Confidential Information.” The Executive acknowledges that he has had and will from time to time have access to and has obtained and will in the future obtain knowledge of certain Confidential Information, and that improper use or revelation thereof by the Executive, during or after the termination of his employment by the Company, could cause serious injury to the business of the Fiserv Group Companies. Accordingly, the Executive agrees that, unless otherwise required by law, he will forever keep secret and inviolate all Confidential Information which shall have come or shall hereafter come into his possession, and that he will not use the same for his own private benefit, or directly or indirectly for the benefit of others, and that he will not disclose such Confidential Information to any other person. If the Executive is legally compelled (by deposition, interrogatory, request for documents, subpoena, civil investigative demand, or similar process) to disclose any of the Confidential Information, he shall provide the Company with prompt prior written notice of such legal requirement, so that the Fiserv Group Companies may seek a protective order or other appropriate remedy and/or waive compliance with the terms of this Paragraph. In any event, the Executive may furnish only that portion of the Confidential Information which the Executive is advised by legal counsel is required, and he shall exercise his best efforts to obtain an order or assurance that confidential treatment will be accorded such Confidential Information as is disclosed. Notwithstanding anything contained herein which may be to the contrary, the term “Confidential Information” does not include any information which at the time of disclosure or thereafter is generally available to and known by the public, other than as a result of a disclosure directly or indirectly by the Executive.

Notwithstanding anything to the contrary contained herein, nothing in this Agreement shall prohibit the Executive from reporting possible violations of federal law or regulation to or otherwise cooperating with or providing information requested by any governmental agency or entity, including, but not limited to, the Department of Justice, the Securities and Exchange Commission, the Congress, and any agency Inspector General, or making other disclosures that are protected under the whistleblower provisions of federal law or regulation. The Executive does not need the prior authorization of the Company to make any such reports or disclosures and the Executive is not required to notify the Company that the Executive has made such reports or disclosures.

7.3    In addition to the acknowledgments by the Executive set forth in Paragraph 7.1 above, the Executive acknowledges that the services provided by him for the Company are a significant factor in the creation of valuable, special and unique assets which are expected to provide the Fiserv Group Companies with a competitive advantage. Accordingly, the Executive agrees as follows:

7.3.1    Commencing on the Employment Date, and thereafter for a period ending twelve (12) months following Executive’s date of termination, the Executive shall not, directly or indirectly, on his behalf or on behalf of any other individual, association, or entity, as agent or otherwise:

(a)    contact any of the clients of any of the Fiserv Group Companies for whom Executive directly performed any services or had any direct business contact for the purpose of soliciting business or inducing such client to acquire any product or service that at any time during the term of this Agreement is provided or under development by the Fiserv Group Companies from any entity other than the Fiserv Group Companies;

(b)    contact any of the clients or prospective clients of any of the Fiserv Group Companies whose identity or other client specific information the Executive discovered or gained access to as a result of his access to the Fiserv Group Companies’ Confidential Information for the purpose of soliciting or inducing any of such clients or prospective clients to acquire any product or service that at any time during the term of this Agreement is provided or under development by any of the Fiserv Group Companies from any entity other than the Fiserv Group Companies;

(c)    use the Fiserv Group Companies’ Confidential Information to solicit, influence, or encourage any clients or potential clients of any of the Fiserv Group Companies to divert or direct their business to the Executive or any other person, association, or entity by or with whom the Executive is employed, associated, engaged as agent, or otherwise affiliated; or

(d)    encourage, induce, or entice any employee of any of the Fiserv Group Companies with access to or possession of Confidential Information of the Fiserv Group Companies to leave the employment of the Fiserv Group Companies.

7.3.2    Commencing on the Employment Date, and for a period ending twelve (12) months following Executive’s date of termination, without the prior written approval of the Company’s Board of Directors, the Executive shall not participate in the management of, be employed by, or own any business enterprise at a location within the United States that engages in substantial competition with the Company or any of its subsidiaries in the business described in Paragraph 7.1.1 above, where such enterprise’s revenues from any competitive activities amount to 10% or more of such enterprise’s net revenues and sales for its most recently completed fiscal year; provided, however, that nothing in this Paragraph shall prohibit the Executive from owning stock or other securities of a competitor amounting to less than five percent of the outstanding capital stock of such competitor; provided, further, that if the Executive’s termination is by the Company without Cause, by the Executive for Good Reason or through the Resignation Option, or because of the Executive’s Disability, and the Company reasonably believes the Executive is preparing to associate, or has commenced association with a business enterprise that would otherwise be prohibited by this Paragraph 7.3.2, then, the Board shall consider such association in good faith and such association shall be deemed to be competitive and prohibited by this Paragraph 7.3.2 only if so unanimously determined by the Board.

7.4    The Executive acknowledges and agrees as follows:

7.4.1    The Executive agrees to promptly disclose to the Company any and all discoveries, developments, inventions, products, services, processes, formulas, and improvements thereof (“Inventions”), whether or not patentable, relating to the products, services, or commercial or other endeavors of the Fiserv Group Companies, which the Executive may invent, discover, develop, or learn in connection with Executive’s employment. The Executive agrees that such inventions are the exclusive and absolute property of the Company and that the Company will be the sole and absolute owner of all intellectual property rights, including patent and any and all other rights in connection therewith. The Executive agrees to give all reasonable assistance in the preparation and/or execution of any papers the Company may request to reflect such interest and to secure patent or other protection for such Inventions.

7.4.2    The Executive understands that in the course of employment, the Executive may prepare writings, drawings, diagrams, designs, specifications, manuals, instructions and other materials, and computer code and programs (“Works”). Such Works are “works made for hire” under United States copyright law and the Company shall be the owner of the Executive’s entire right of authorship in such Works. If such Works are deemed by operation of law not to be “works made for hire,” the Executive hereby assigns to the Company the Executive’s entire right of authorship, including copyright ownership, in such Works and agrees to execute any document deemed necessary by the Company in connection therewith.

7.4.3    The Executive is hereby notified that the immunity provisions in Section 1833 of title 18 of the United States Code provide that an individual cannot be held criminally or civilly liable under any federal or state trade secret law for any disclosure of a trade secret that is made (1) in confidence to federal, state or local government officials, either directly or indirectly, or to an attorney, and is solely for the purpose of reporting or investigating a suspected violation of the law, (2) under seal in a complaint or other document filed in a lawsuit or other proceeding, or (3) to the Executive’s attorney in connection with a lawsuit for retaliation for reporting a suspected violation of law (and the trade secret may be used in the court proceedings for such lawsuit) as long as any document containing the trade secret is filed under seal and the trade secret is not disclosed except pursuant to court order.

7.5    In the event of a judicial determination that the Executive has breached his obligations under Paragraphs 7.2, 7.3, or 7.4, in addition to any damages or other relief otherwise available to the Fiserv Group Companies, the Executive shall be obligated to reimburse the Company for any payments to the Executive under Paragraph 6.3.5(b)(i) and (iii). In addition, following a judicial determination, the prevailing party shall be entitled to be reimbursed by the non-prevailing party for reasonable legal fees and expenses incurred by the prevailing party in connection with the judicial proceeding seeking to enforce the provisions of Section 7 hereof.

7.6    For the purposes of this Agreement, the period of restriction of confidentiality or proprietary information and competition is intended to limit disclosure and competition by the Executive to the maximum extent permitted by law. If it shall be finally determined by any court of competent jurisdiction ruling on this Agreement that the scope or duration of any limitation contained in this Agreement is too extensive to be legally enforceable, then the parties hereby agree that the provisions hereof shall be construed to be confined to such scope or duration (not greater than that provided for herein) as shall be legally enforceable, and the Executive hereby consents to the enforcement of such limitations as so modified.

7.7    The Executive acknowledges that any violation by him of the provisions of this Section 7 would cause serious and irreparable damage to the Fiserv Group Companies. He further acknowledges that it might not be possible to measure such damage in money. Accordingly, the Executive agrees that, in the event of a breach or threatened breach by the Executive of the provisions of this Section, the Fiserv Group Companies may seek, in addition to any other rights or remedies, including money damages or specific performance, an injunction or restraining order, without the need to post any bond or other security, prohibiting the Executive from doing or continuing to do any acts constituting such breach or threatened breach.

7.8    The non-competition, non-solicitation, confidentiality, and intellectual property covenants in this Section 7 entirely supersede and are in lieu of (and, for the avoidance of doubt, are not in addition to) any non-competition, non-solicitation, confidentiality, intellectual property, or similar covenants or restrictions under the Prior Agreement, or any other agreement entered into prior to the Employment Date, in each case that run in favor of the Company and its affiliates and by which the Executive is bound (whether or not such other covenants or restrictions purport to survive for a longer period of time or to cover a greater geographic area than the covenants contained herein).

8.	Reimbursement of Business Expenses.

During the Term of Employment, subject to and in accordance with the Company’s policies with regard to such matters applicable to the Executive, the Executive is authorized to incur reasonable business expenses in carrying out his duties and responsibilities under the Agreement, and the Company shall promptly reimburse him for all such properly documented business expenses incurred in accordance with the Company’s travel and business expense reimbursement policy applicable to the Executive in connection with carrying out the business of the Company.

9.	Directors and Officers Liability Coverage, Indemnification.

Executive shall be entitled to coverage under such directors and officers liability insurance policies maintained from time to time by the Company for the benefit of its directors and officers. The Company shall indemnify and hold Executive harmless, to the fullest extent permitted by the laws of the State of Wisconsin, from and against all costs, charges, and expenses (including reasonable attorneys’ fees), and shall, consistent with the laws of the State of Wisconsin, provide for the reimbursement of expenses, incurred or sustained in connection with any action, suit, or proceeding to which the Executive or his legal representatives may be made a party by reason of the Executive’s being or having been a director, officer, or employee of the Company or any of its affiliates or employee benefit plans. Such reimbursement shall be made promptly (but in no event later than the end of the calendar year following the year in which the expense was incurred) following Executive’s written request to the Company for reimbursement. The provisions of this Section 9 shall not be deemed exclusive of any other rights to which the Executive seeking indemnification may have under any by-law, agreement, vote of stockholders or directors, or otherwise. The provisions of this Section 9 shall survive the termination of this Agreement for any reason.

10.	Miscellaneous.

10.1    This Agreement shall be construed and enforced in accordance with the laws of the State of Wisconsin without reference to principles of conflict of laws. Any legal suit, action, or proceeding against any party hereto arising out of or relating to this Agreement shall be instituted in a federal or state court in the State of Wisconsin, and each party hereto waives any objection which it may now or hereafter have to the laying of venue of any such suit, action, or proceeding and each party hereto irrevocably submits to the jurisdiction of any such court in any suit, action, or proceeding.

10.2    Upon the Employment Date, this Agreement and the KEESA shall incorporate the complete understanding and agreement between the parties with respect to the subject matter hereof and thereof and supersede any and all other prior or contemporaneous agreements, written or oral, between the Executive and the Company or any predecessor thereof, with respect to such subject matter; provided, however, that Section 8 of the First Data Corporation Severance/Change In Control Policy (Management Committee Level) as in effect on the date hereof shall continue to apply to this Transaction (but shall not apply to any subsequent change in control after the Effective Time) but shall only apply with respect to the CIC Payment and the equity awards outstanding immediately prior to the Effective Time (and shall not apply with respect to any equity awards granted on or after the Effective Time or to any severance payments made after the Effective Time). No provision hereof may be modified or waived except by a written instrument duly executed by the Executive and the Company.

10.3    It is intended that any amounts payable under this Agreement and the Company’s and Executive’s exercise of authority or discretion hereunder shall comply with Section 409A of the Code (including the Treasury regulations and other published guidance relating thereto) so as not to subject Executive to the payment of any interest or additional tax imposed under Section 409A of the Code. In furtherance of this intent, to the extent that any Treasury regulations, guidance, or changes to Section 409A after the date of this Agreement would result in the Executive becoming subject to interest and additional tax under Section 409A of the Code, the Company and Executive agree to amend this Agreement in order to bring this Agreement into compliance with Code Section 409A.

10.4    The Company shall be eligible to deduct and withhold from all compensation payable to the Executive pursuant to this Agreement all amounts required to be deducted and withheld therefrom pursuant to any present or future law, regulation, or ordinance of the United States of America or any state or local jurisdiction therein or any foreign taxing jurisdiction. In addition, if prior to the date of payment of the Termination Payment or other deferred compensation payments or benefits hereunder, the Federal Insurance Contributions Act (FICA) tax imposed under Sections 3101, 3121(a), and 3121(v)(2) of the Code, where applicable, becomes due with respect to any payment or benefit to be provided hereunder, the Company may provide for an immediate payment of the amount needed to pay the Executive’s portion of such tax (plus an amount equal to the taxes that will be due on such amount) and the Executive’s Termination Payment shall be reduced accordingly.

10.5    Section headings are included in this Agreement for convenience of reference only and shall not affect the interpretation of the text hereof.

10.6    Notices given pursuant to this Agreement shall be in writing and, except as otherwise provided by Paragraph 6.2 of this Agreement, shall be deemed given when actually received by the Executive or actually received by the Company’s Secretary or any officer of the Company other than the Executive. If mailed, such notices shall be mailed by United States registered or certified mail, return receipt requested, addressee only, postage prepaid, if to the Company, to Fiserv, Inc., Attention: Secretary, 255 Fiserv Drive, Brookfield, Wisconsin 53045, or if to the Executive, to the most recent address shown on the records of the Company, or to such other address as the party to be notified shall have theretofore given to the other party in writing.

10.7    This Agreement may be executed in two or more counterparts, each of which shall constitute an original but all of which together shall constitute one and the same instrument.

10.8    This Agreement may be assigned by the Company to, and shall inure to the benefit of, any successor to substantially all the assets and business of the Company as a going concern, whether by merger, consolidation, or purchase of substantially all of the assets of the Company or otherwise, provided, that such successor shall assume the Company’s obligations under this Agreement.

10.9    To the extent that the terms of this Agreement conflict with the terms of any agreement governing any equity award granted to the Executive, this Agreement shall prevail (unless the operative instrument expressly, with specific reference to this Agreement, states otherwise) and, to the extent that the benefits provided by this Agreement are inconsistent with benefits provided under an equity agreement, the Executive shall receive the more favorable benefit.

10.10    The Executive shall be eligible to be reimbursed by the Target for the reasonable legal fees and expenses (as agreed between the Executive and the Target) incurred in connection with negotiating and documenting this Agreement, subject to (x) receiving customary back-up documentation regarding such fees and expenses, (y) an aggregate cap of $100,000 and (z) the payment being made prior to the Effective Time.

IN WITNESS WHEREOF, each of the Company and the Executive has executed this Agreement to become effective on the Employment Date.

EXECUTIVE		FISERV, INC.

By:	/s/ Frank Bisignano	By:	/s/ Jeffery Yabuki
	Frank Bisignano		Name:	Jeffery Yabuki
			Title:	President and CEO

		Attest:	/s/ Lynn McCreary
Its: CLO

[Signature Page to Employment Agreement]